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                                                                   EXHIBIT 10.21


                               CheMatch.com, Inc.
                        2900 NORTH LOOP WEST, SUITE 1120
                                HOUSTON, TX 77092


February 11, 2000

General Electric Company
One Plastics Avenue
Pittsfield, MA  01201

Ladies and Gentlemen:

         This letter will evidence our mutual understanding and agreement with respect to the strategic alliance (the "Strategic Alliance") between CheMatch.com, Inc., a Delaware corporation (the "Company") and General Electric Company, a New York corporation, acting by and through its GE Plastics business unit ("Purchaser").

1.       Purchase of Company Common Stock by Purchaser.
         ---------------------------------------------

          (a) Purchaser hereby agrees to purchase 306,435 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to a Stock Purchase Agreement (in the form attached hereto as Exhibit A) for $3064.35 in cash and the execution of a promissory note (the "Note") (in the form attached hereto as Exhibit B) in favor of the Company in aggregate principal amount of $1,997,956.20. 204,290 of the shares of Common Stock purchased by Purchaser will be subject to a Security Agreement (in the form attached hereto as Exhibit C).



2.       Other Obligations and Agreements.
         --------------------------------

          (a) Neither party to this agreement may reference this agreement (or the transactions contemplated hereby) or the other party to this agreement in presentations, press releases, advertising, promotions or other published information or otherwise without the other party's prior written consent (which consent shall not be unreasonably withheld); provided, however, that either party may make such disclosure if in the reasonable opinion of such party's counsel such disclosure is required by law under the circumstances. Following the closing, the parties will work together to produce a mutually acceptable press release.

          (b) The parties are entering into this Agreement and the transactions contemplated hereby on a non-exclusive basis and nothing in this Agreement or in any other agreement by and between the parties shall be construed to limit the ability of either party to enter into any transaction, including a transaction similar to that described herein, with any other party.

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          (c)  Each of the parties agrees that, without the other party's prior written consent in each instance, from the date hereof through December 31, 2002, it shall not (i) knowingly solicit for employment in its business or (ii) employ in its business any employee of the other party who became known, or hereafter becomes known, to such party in the course of the negotiation or performance of this Agreement. For purposes of this Paragraph, Purchaser's "business" shall be deemed to be the activities of the GE Plastics business unit.

          (d) Purchaser shall use the Company trading platform on a good faith, preferred basis from the date hereof through December 31, 2001 for any bulk commodity petrochemicals that it buys, trades, auctions, or reverse auctions using e-Commerce to the extent such products are then traded over the Company's system.

          (e) Purchaser will agree to make reasonable business efforts to assist the Company in developing viable e-Commerce trading activity in specific contract-dominated markets where Purchaser is a significant buyer. These markets include, but are not limited to, cumene, phenol, butadiene, and acrylonitrile.

          (f) Purchaser will promote the use of Company's trading platform to other entities by reasonable means, including, but not limited to, direct correspondence to a minimum of 20 new potential trading participants. Purchaser will provide a list of the companies, and the Company will review and agree to these, as soon as possible after the closing.

          (g) Purchaser will agree to a reciprocal portal arrangement with the Company between the CheMatch.com and Purchaser's Global Supplier Network websites with the intent of generating a mutual referral channel.

          (h) One of Purchaser's full time employees will devote at least 50% of his/her time to assist the Company's personnel in developing Purchaser's presence on the trading platform.

3.       Additional Undertakings
         -----------------------

          (a) Unless otherwise restricted by any contract currently in effect, the Company will negotiate with Purchaser as a potential supplier of the credit insurance model to be used in future integrated e-Commerce transactions on the trading platform and shall provide Purchaser with the right to match any offers (a "third party offer") received by the Company for comparable services and to provide to the Company such services on the same terms as the third party offers.

          (b) The Company will assign Purchaser a position on the CheMatch Industry Council for as long as the Company has such a Council. This Council will initially be comprised of CheMatch strategic investors and senior CheMatch management, and will act as an advisory committee.

          (c) Purchaser shall have the right to nominate five (5) additional products for launching on the trading platform within 180 days of the closing hereof. If any or


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               all of these products are included on the Company trading
               platform, Purchaser agrees to commit good faith commercially reasonable efforts to assist in developing viable e-Commerce trading activity.

          (d) The Company shall have the right to disclose the materials and volumes involved in transactions made by Purchaser over the trading platform for purposes of promoting or advertising the trading platform, provided that no disclosure of price terms, delivery locations, or Purchaser's identity will be permitted except with Purchaser's express prior written consent; provided, however, that the Company may make such disclosure if, in the reasonable opinion of such party's counsel, such disclosure is required by law under the circumstances.

4.       Miscellaneous.
         -------------

          (a) The Strategic Alliance, this letter agreement and all documentation contemplated by this letter shall be governed by the laws of the State of Delaware, without regard to any conflict of laws principles.

          (b) Each of Purchaser and the Company will bear its own costs and expenses of the preparation of the documentation and performance of the obligations set forth in this letter.

          (c) With the exception of Section 2(c) which will survive until December 31, 2002, this Agreement shall continue until December 31, 2001 after which time either party may terminate this Agreement on sixty (60) days written notice.



         If this letter correctly sets forth our understanding, please indicate your acceptance by executing this letter in the space provided below.


                                            Very truly yours,



                                            CHEMATCH.com, INC.


                                            By: /s/ CARL D. MCCUTCHEON
                                                ----------------------------

                                            Name: Carl D. McCutcheon
                                                  -------------------------

                                            Title: Chairman, President and
                                                    Chief Financial Officer
                                                   -------------------------



ACCEPTED AND AGREED TO
THIS 11th DAY OF FEBRUARY, 2000:

GENERAL ELECTRIC COMPANY

By: /s/ GARY L. ROGERS
    ----------------------------------

Name: Gary L. Rogers
      --------------------------------

Title: President and Chief
        Executive Officer, GE Plastics
       -------------------------------


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